Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑18167 on Form S-3 and Registration Statement Nos. 333‑95109, 333‑95553, 333‑132378, 333‑136388, 333‑146625, 333‑153170, 333‑170249, 333‑189423, 333‑190132, 333‑197543, 333-212365, 333-216487, 333-226575, 333-226577, and 333-224283 on Form S-8 of our report dated March 18, 2019, relating to the consolidated financial statements of Christopher & Banks Corporation and subsidiaries appearing in this Annual Report on Form 10-K of Christopher & Banks Corporation for the year ended February 2, 2019.
/s/ Deloitte & Touche LLP
Minneapolis, MN
March 18, 2019